As filed with the Securities and Exchange Commission on July 27, 2016

Registration No. 333-138969

Registration No. 333-143320

Registration No. 333-150606

Registration No. 333-159088

Registration No. 333-168671

Registration No. 333-172848

Registration No. 333-178931

Registration No. 333-187342

Registration No. 333-194545

Registration No. 333-202838

Registration No. 333-211373

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Post-Effective Amendment No. 1

to

Form S-8	Registration Statement No. 333-138969
Form S-8	Registration Statement No. 333-143320
Form S-8	Registration Statement No. 333-150606
Form S-8	Registration Statement No. 333-159088
Form S-8	Registration Statement No. 333-168671
Form S-8	Registration Statement No. 333-172848
Form S-8	Registration Statement No. 333-178931
Form S-8	Registration Statement No. 333-187342
Form S-8	Registration Statement No. 333-194545
Form S-8	Registration Statement No. 333-202838
Form S-8	Registration Statement No. 333-211373

UNDER THE SECURITIES ACT OF 1933

HANSEN MEDICAL, INC.

(Exact name of registrant as specified in its charter)

Delaware	14-1850535
(State or other jurisdiction of incorporation or organization)	(IRS Employer Identification No.)

HANSEN MEDICAL, INC.

2002 Stock Plan

2006 Equity Incentive Plan

2006 Employee Stock Purchase Plan

Non-Plan Stock Option Granted by Registrant

Non-Plan Inducement Option for Cary Vance

Non-Plan Inducement Restricted Stock Unit Award

Non-Plan Inducement Performance Stock Unit Award

(Full title of the Plans)

Cary G. Vance

President and Chief Executive Officer

800 East Middlefield Road

Mountain View, CA 94043

(Name and address of agent for service)

(650) 404-5800

(Telephone number, including area code, of agent for service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer,” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☒

Non-accelerated filer	☐ (Do not check if a smaller reporting company)	Smaller reporting company	☐

DEREGISTRATION OF SECURITIES

This Post-Effective Amendment (this “Post-Effective Amendment”) filed by Hansen Medical, Inc., a Delaware corporation (the “Company”), removes from registration all securities which remain unsold as of the date hereof and which are registered under the following Registration Statements on Form S-8 (each, a “Registration Statement,” and, collectively, the “Registration Statements”) filed by the Company with the U.S. Securities and Exchange Commission (the “Commission”):

•	Registration Statement on Form S-8 (No. 333-138969), which was filed with the Commission on November 28, 2006, pertaining to the registration of (i) 1,921,701 shares of the Company’s common stock, par value $0.0001 per share (“Common Stock”), issuable pursuant to the 2002 Stock Plan, (ii) 2,000,000 shares of Common Stock issuable pursuant to the 2006 Equity Incentive Plan, and (iii) 625,000 shares of Common Stock issuable pursuant to the 2006 Employee Stock Purchase Plan.

•	Registration Statement on Form S-8 (No. 333-143320), which was filed with the Commission on May 29, 2007, pertaining to the registration of (i) 860,222 shares of Common Stock issuable pursuant to the 2006 Equity Incentive Plan, and (ii) 430,111 shares of Common Stock issuable pursuant to the 2006 Employee Stock Purchase Plan.

•	Registration Statement on Form S-8 (No. 333-150606), which was filed with the Commission on May 2, 2008, pertaining to the registration of 1,317,708 shares of Common Stock issuable pursuant to the 2006 Equity Incentive Plan and 2006 Employee Stock Purchase Plan.

•	Registration Statement on Form S-8 (No. 333-159088), which was filed with the Commission on May 8, 2009, pertaining to the registration of 1,516,417 shares of Common Stock issuable pursuant to the 2006 Equity Incentive Plan and 2006 Employee Stock Purchase Plan.

•	Registration Statement on Form S-8 (No. 333-168671), which was filed with the Commission on August 9, 2010, pertaining to the registration of (i) 1,500,498 shares of Common Stock issuable pursuant to the 2006 Equity Incentive Plan, and (ii) 1,700,000 shares of Common Stock issuable pursuant to a non-plan inducement option.

•	Registration Statement on Form S-8 (No. 333-172848), which was filed with the Commission on March 16, 2011, pertaining to the registration of (i) 2,156,044 shares of Common Stock issuable pursuant to the 2006 Equity Incentive Plan, and (ii) 750,000 shares of Common Stock issuable pursuant to the 2006 Employee Stock Purchase Plan.

•	Registration Statement on Form S-8 (No. 333-178931), which was filed with the Commission on January 6, 2012, pertaining to the registration of (i) 2,405,090 shares of Common Stock issuable pursuant to the 2006 Equity Incentive Plan, (ii) 750,000 shares of Common Stock issuable pursuant to the 2006 Employee Stock Purchase Plan, and (iii) 360,000 shares of Common Stock issuable pursuant to a non-plan inducement option.

•	Registration Statement on Form S-8 (No. 333-187342), which was filed with the Commission on March 18, 2013, pertaining to the registration of (i) 2,683,124 shares of Common Stock issuable pursuant to the 2006 Equity Incentive Plan, and (ii) 750,000 shares of Common Stock issuable pursuant to the 2006 Employee Stock Purchase Plan.

•	Registration Statement on Form S-8 (No. 333-194545), which was filed with the Commission on March 13, 2014, pertaining to the registration of (i) 3,500,000 shares of Common Stock issuable pursuant to the 2006 Equity Incentive Plan, and (ii) 750,000 shares of Common Stock issuable pursuant to the 2006 Employee Stock Purchase Plan.

•	Registration Statement on Form S-8 (No. 333-202838), which was filed with the Commission on March 18, 2015, pertaining to the registration of (i) 3,500,000 shares of Common Stock issuable pursuant to the 2006 Equity Incentive Plan, (ii) 750,000 shares of Common Stock issuable pursuant to the 2006 Employee Stock Purchase Plan, (iii) 851,915 shares of Common Stock issuable pursuant to a non-plan inducement option, (iv) 238,494 shares of Common Stock issuable pursuant to a non-plan inducement restricted stock unit award, and (v) 238,494 shares of Common Stock issuable pursuant to a non-plan inducement performance stock unit award.

•	Registration Statement on Form S-8 (No. 333-211373), which was filed with the Commission on May 13, 2016, pertaining to the registration of (i) 350,000 shares of Common Stock issuable pursuant to the 2006 Equity Incentive Plan, and (ii) 75,000 shares of Common Stock issuable pursuant to the 2006 Employee Stock Purchase Plan.

On April 19, 2016, the Company entered into an Agreement and Plan of Merger (the “Merger Agreement”) with Auris Surgical Robotics, Inc., a Delaware corporation (“Parent”) and Pineco Acquisition Corp., a Delaware corporation and a wholly owned subsidiary of Parent (“Merger Sub”), providing for the merger of Merger Sub with and into the Company (the “Merger”), with the Company continuing as the surviving corporation and a wholly-owned subsidiary of Parent. The Merger is effective as of July 27, 2016 (the “Effective Time”), pursuant to a Certificate of Merger filed with the Secretary of State of the State of Delaware.

At the Effective Time, each issued and outstanding share of Common Stock (other than shares owned by Parent or any of its subsidiaries, shares held by the Company as treasury stock, and shares held by the Company’s stockholders, if any, who validly perfected their statutory rights of appraisal under Section 262 of the Delaware General Corporation Law) was canceled and converted into the right to receive $4.00 in cash, without interest and less any applicable withholding taxes.

As a result of the Merger, the Company has terminated all offerings of its securities pursuant to its existing registration statements, including the Registration Statements. Accordingly, the Company is filing this Post-Effective Amendment to the Registration Statements pursuant to Rule 478 under the Securities Act of 1933, as amended, to hereby terminate the effectiveness of the Registration Statements and, in accordance with an undertaking made by the Company in each of the Registration Statements to remove from registration, by means of a post-effective amendment, any securities which remain unsold at the termination of the offerings thereunder, the Company hereby removes from registration all securities registered under the Registration Statements which remain unsold as of the date hereof.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Post-Effective Amendment to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Mountain View, California, on July 27, 2016. No other person is required to sign this Post-Effective Amendment to the Registration Statements in reliance upon Rule 478 under the Securities Act of 1933, as amended.

Hansen Medical, Inc.

By:	/s/ Cary G. Vance
	Name:	Cary G. Vance
	Title:	President and Chief Executive Officer